EXHIBIT 10.25

EMPLOYMENT AGREEMENT

This Agreement is made between Robert J. Ferguson (“FERGUSON”) and Heron Lake BioEnergy, LLC (“HLBE”) a Minnesota Company organized under the laws of Minnesota, whose principal place of business is Heron Lake, Minnesota. The headings contained in this Agreement are for convenience only, have no legal significance and are not intended to change or limit this agreement in any matter whatsoever.

a.                                      HLBE is engaged in the business of production of ethanol and distills grain from corn and is in the need for a Chief Executive Officer.

b.                                     FERGUSON desires employment as the Chief Executive Officer and has the skills, knowledge and experience necessary to perform this job.

1.                                      EMPLOYMENT

HLBE hereby agrees to employ FERGUSON as its Chief Executive Officer, and FERGUSON hereby accepts and agrees to such employment subject to the general supervision and pursuant to the orders, advice and direction of the HLBE Board of Governors. FERGUSON shall perform such duties as are customarily performed by one holding this position and shall devote his time and effort to HLBE business.

2.                                      BEST EFFORTS OF EMPLOYEE

FERGUSON agrees that he will at all times faithfully, industriously, and to the best of ability, experience and talents, perform all of the duties that may be required from him pursuant to the terms hereof, to the reasonable satisfaction of HLBE. Such duties shall be rendered at the office/plant of HLBE Heron Lake, MN and it various business locations as required, as well as at such other place or places as HLBE shall in good faith require or as the interests, needs, business, or opportunities of the HLBE shall require.

3.                                      TERM & TERMINATION

FERGUSON agrees to serve as Chief Executive Officer to HLBE for a period of one year commencing on September 1, 2007 to September 1, 2008, OR earlier of the date on which FERGUSON ceases to provide services to HLBE under this Agreement. Either party may terminate this Agreement at any time upon (30) days written notice unless termination is related to unsatisfactory performance or for cause for which no notice is required.

4.                                      COMPENSATION

FERGUSON shall be compensated at the rate of $120,000 per year for the term of this employment agreement and compensated a proportionate share of his annual salary on a bi-weekly basis as agreed upon by FERGUSON and HLBE. In the event the Board of Governors of HLBE declares a bonus for the employees of HLBE, FERGUSON shall share in the bonus at the discretion of the HLBE Board of Governors.

5.                                      OTHER BENEFITS

In addition to the compensation stated in paragraph four (4) above, HLBE shall provide FERGUSON with all benefits provided to its employees. FERGUSON shall immediately have available one-hundred sixty (160) hours of paid time off to be used at his discretion and upon approval by the Board of Governors. In addition, FERGUSON’s annual accrual rate using his hire date of September 1, 2007 will be equivalent to one-hundred sixty (160) hours.

6.                                      CONFIDENTIAL/TV AGREEMENT

FERGUSON understands that, in the course of his employment, HLBE will make Confidential Information of HLBE available to him and provide access to such information, and instruct him in the use thereof, and will place him in personal contact with customers and potential customers of HLBE. FERGUSON understands that he is entering into a confidential relationship with HLBE under which he assumes a common law duty not to use or disclose HLBE’s confidential information to the determent of HLBE.

FERGUSON agrees that during his employment, he will not remove any HLBE documents and materials from the business premises of HLBE or deliver any HLBE documents and materials to any person or entity outside HLBE, except as he is required to do in connection with performing the duties of his employment. FERGUSON further agrees that, upon the termination of employment by either FERGUSON or by HLBE for any reason, that FERGUSON will immediately return to HLBE all lists, notes, records, forms and documents relating to the business of HLBE, and all property belonging to or provided to him by HLBE that may be in his possession. FERGUSON shall sign, HLBE’s “Mutual Confidentiality Agreement” with HLBE on or prior to October 15, 2007. See Exhibit “A”

All HLBE documents and materials are and shall be the sole property of HLBE.

7.                                      NON COMPETE AGREEMENT

(a)                                  During the term of FERGUSON’S employment and for one (1) year thereafter, FERGUSON will not encourage or solicit any employee of HLBE to leave HLBE for any reason or to accept employment with any other company. As part of this restriction, FERGUSON will not interview or provide any input to any third party regarding any such person during the period in question.

(b)                                 During the term of his employment hereunder and for a period of twelve (12) months following termination, FERGUSON shall not, directly or indirectly:

1.                                       Call upon or solicit, including electronic or on-line any customer of HLBE upon which FERGUSON called on behalf of the HLBE or which was serviced during the term of his employment within a twelve (12) month period immediately preceding his termination of employment.

2.                                       Call upon or solicit, any prospective customer of HLBE to which sales development activity was devoted by the office of HLBE in which

FERGUSON was employed within a twelve (12) month period immediately preceding his termination of employment.

8.                                      TRADE SECRETS

FERGUSON agrees not to disclose any trade secrets belonging to HLBE, except as is required in his capacity as Chief Executive Officer and when FERGUSON reasonably believes it is in the best interest of HLBE to do so. FERGUSON hereby acknowledges that any information about the business of the HLBE is confidential and to be kept secret, unless it is published or made publically known outside the HLBE in an authorized manner.

As used herein, “trade secrets” shall include, but not be limited to, any documents, drawings or any other materials involving, recording or consisting of formulas, compounds, compositions, business plans, business methods, financial information, computer programs, machines, inventions, discoveries, customer lists or other information of any nature whatsoever which the HLBE has directly or indirectly created, discovered, or otherwise acquired.

9.                                      SEVERABILITY

/s/ Robert J. Ferguson
Robert J. Ferguson

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the remaining provisions will not in any way be affected or impaired by such holding and the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms. All agreements and covenants contained herein are severable, and in the event any of them, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

10.                               EFFECTIVE DATE

This Agreement shall be effective as of the first day of FERGUSON’S employment with the HLBE and shall be binding upon me, my heirs, executor, assigns and administrators and shall defer to the benefit of HLBE, its subsidiaries, successors and assigns.

11.                               CHOICE OF LAW

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

12.                               BINDING EFFECT

The terms of this agreement shall be binding upon the parties to this agreement, their heirs, successors, assigns and legal representatives. Each party acknowledges that, in executing this agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this agreement. This agreement shall not be construed against any party by reason of the drafting or preparation hereof.

The parties have executed this Agreement on the respective dates set forth below and in doing so have read this agreement carefully and understand and accept the obligation which is imposes upon them without reservation. No promises or representations have been made to induce signature to sign this agreement. This agreement is signed voluntarily and freely.

/s/ Robert J. Ferguson	2/1/2008

Robert J. Ferguson	Date

HLBE Board of Governors	Date